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FOR IMMEDIATE RELEASE

                   BRIAN CAHILL NAMED CFO AT MGP INGREDIENTS;
             DAVE WILBUR PROMOTED TO GM OF COMPANY'S ILLINOIS PLANT



     ATCHISON, Kan., October 16, 2002--Ladd Seaberg, president and chief executive officer of MGP Ingredients, Inc., has announced the appointment of Brian Cahill as vice president of finance and administration and chief financial officer at the company. Cahill succeeds Bob Booe, who retired on Oct. 10 after 36 years with the company.

     For the last 10 years, Cahill had served as general manager of the company's operations in Pekin., Ill. That position is now held by Dave Wilbur, who had been plant manager at the Illinois facility since July, 2000.

     "I am completely confident that Brian and Dave will make many positive contributions to the company in their new positions," Seaberg said. "Brian has been a great asset for our company since his arrival, and his financial acumen and attention to detail will serve us well. Dave's manufacturing expertise and management experience will help ensure that our Pekin facility is run with a high degree of efficiency."

     Seaberg also praised the efforts of Booe, who began his career with the company in 1966. "Bob possesses a number of wonderful qualities that proved to be very beneficial to our company's development," he said. "His integrity, forthrightness and thoroughness were extremely beneficial in helping this company establish an outstanding fiscal position and a strong reputation among members of the financial community."

     Having begun his career with MGP Ingredients as office manager at the company's Atchison, Kan., headquarters, Booe was appointed controller and treasurer in 1968. He was promoted to vice president of finance and administration and CFO in 1989.

     Until his recent relocation to the company's headquarters in Atchison, Kan., Cahill had spent his entire business career at the Illinois plant. He began as a tax accountant for the plant's former owner, American Distilling Company, in 1975. He was promoted to plant controller in 1977, and continued in that capacity when American Distilling was purchased by MGP Ingredients in 1980. In 1984, Cahill was made manager of finance and administration. A year later, he was elevated to vice president, and in 1992 was named general manager of the Illinois plant.
                                     -more-
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ADD 1--BRIAN CAHILL NAMED CFO

     A native of Chicago, Cahill received a bachelor of science degree in accounting from Bradley University, Peoria, in 1975 and his CPA certification a year later. He is a member of the American Institute of Certified Public Accountants and the Illinois CPA Society, and has been active in United Way, Chamber of Commerce board functions, the Bradley University Business School Board and youth development programs. Cahill and his wife, Jan, have two sons and one daughter.

     Prior to his employment at MGP Ingredients, Wilbur served as general manager of Minnesota Valley Alfalfa Producers, Granite Falls, Minn., from 1998 to 1999. He previously served in similar capacities with I-Rock, Bradley, Ill., and Incobrasa Industries, Gilman, Ill., and spent a year as director of engineering for Tyson Foods, Inc., Springdale, Ark. Prior to those positions, Wilbur held management and engineering posts at Central Soya Co., Inc., Fort Wayne, Ind., between 1977 and 1994, and was employed by Procter and Gamble, Inc., Chicago, between 1971 and 1977.

     Wilbur is a native of Roberts, Wisc., and holds a bachelor of science degree in chemical engineering from the University of Wisconsin, where he graduated in 1971. He and his wife, Christine, are the parents of three daughters.

     Formerly known as Midwest Grain Products, Inc., the company was renamed MGP Ingredients, Inc. on Oct. 10 to reflect a greatly increased focus on the development, production and marketing of specialty ingredients derived from natural sources. The company is a pioneer in producing and marketing value-added proteins and starches derived primarily from wheat. In addition, the company produces natural food-grade alcohol for use in beverage, food and industrial applications, and fuel grade alcohol, commonly known as ethanol.

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